Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Parent
MSB Financial Corp.
Subsidiaries	State or Other Jurisdiction Of Incorporation	Percentage Ownership
Millington Savings Bank	New Jersey	100%

Subsidiaries of Millington Savings Bank
Millington Savings Services Corp.	New Jersey	100%